EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF $1.39 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 56¢ PER SHARE

SOUTHPORT, CONNECTICUT, October 28, 2020--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2020 the Company reported net sales of $145.7 million and diluted earnings of $1.39 per share, compared with net sales of $95.0 million and diluted earnings of 27¢ per share in the third quarter of 2019.

For the nine months ended September 26, 2020, net sales were $399.6 million and diluted earnings were $3.31 per share. For the corresponding period in 2019, net sales were $305.4 million and diluted earnings were $1.37 per share.

The Company also announced today that its Board of Directors declared a dividend of 56¢ per share for the third quarter for stockholders of record as of November 13, 2020, payable on November 27, 2020. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the strong financial results for the third quarter of 2020, “Consumer demand showed no signs of letting up during the quarter as concerns about personal protection and home defense were stoked by civil unrest in some cities around the United States, the call, by some, for the reduction in funding and authority of law enforcement organizations, and the continuing COVID-19 pandemic. As a result of this unprecedented demand, inventories remained significantly reduced at all levels in the channel during the third quarter.”

Mr. Killoy reaffirmed the Company’s commitment to the health and safety of its employees, “We suspended hiring from the onset of COVID-19 in March until June when we resumed hiring at a modest, albeit growing, rate to ensure the health and safety of everyone involved. This action has hampered our ability to ramp production, but we know the long-term benefits of maintaining a healthy workforce and clean facilities are well worth any short-term, adverse impact on our operations. And I am happy to report that despite the self-imposed limits on the size of our current workforce, the hard work and commitment of our dedicated employees allowed us to increase production 15% from the prior quarter and 50% from the third quarter of 2019.”

Mr. Killoy provided an update on the Company’s recently announced approval to purchase substantially all of the Marlin firearms assets for $30 million, “We are excited to broaden our catalog of rugged, reliable, and exciting products with the addition of Marlin rifles, and the new product lines will be well-supported in our existing facilities. Customer response to our purchase has been overwhelmingly positive, reinforcing our assertion that the Marlin lineup is an excellent fit for Ruger. We anticipate closing on this purchase in the fourth quarter of 2020 and look forward to re-introducing shooters to Marlin rifles in the second half of 2021.”

Mr. Killoy made the following observations related to the Company’s third quarter 2020 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 50% in the first nine months of 2020 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 68%. These substantial increases are attributable to increased consumer demand for firearms in the first nine months of 2020, and have likely been constrained due to limited available inventory in the distribution channel.

•	Sales of new products, including the Wrangler, the Ruger-57, the LCP II in .22 LR, the PC Charger, and the AR-556 pistol, represented $87.9 million or 24% of firearm sales in the first nine months of 2020. New product sales include only major new products that were introduced in the past two years.

•	During the third quarter of 2020, the Company’s finished goods inventory remained near historic lows. Distributor inventories of the Company’s products decreased 26,700 units, or 31% during the quarter.

•	Cash provided by operations during the first nine months of 2020 was $82.0 million. At September 26, 2020, our cash and short-term investments totaled $133.6 million. Our current ratio is 3.2 to 1 and we have no debt.

•	In the first nine months of 2020, capital expenditures totaled $8.0 million. We expect our 2020 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first nine months of 2020, the Company returned $104.1 million to its shareholders through the payment of dividends, reflecting the customary quarterly dividends and a special dividend of $5.00 per share that was paid in August.

•	At September 26, 2020, stockholders’ equity was $241.3 million, which equates to a book value of $13.79 per share, of which $7.64 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2020. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, October 29, 2020, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 7593918.

The Quarterly Report on Form 10-Q for the third quarter of 2020 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the third quarter of 2020 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 26, 2020	December 31, 2019

Assets

Current Assets
Cash	$29,650	$35,420
Short-term investments	103,977	129,488
Trade receivables, net	58,220	52,640

Gross inventories	63,926	79,011
Less LIFO reserve	(47,331)	(47,137)
Less excess and obsolescence reserve	(3,016)	(3,573)
Net inventories	13,579	28,301

Prepaid expenses and other current assets	7,548	3,467
Total Current Assets	212,974	249,316

Property, plant and equipment	378,182	372,482
Less allowances for depreciation	(317,757)	(298,568)
Net property, plant and equipment	60,425	73,914

Deferred income taxes	2,266	5,393
Other assets	34,903	20,338
Total Assets	$310,568	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	September 26, 2020	December 31, 2019

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$27,561	$29,771
Contract liabilities with customers	1,203	9,623
Product liability	959	735
Employee compensation and benefits	31,469	14,273
Workers’ compensation	6,200	5,619
Income taxes payable	—	1,223
Total Current Liabilities	67,392	61,244

Product liability accrual	55	83
Lease liability	1,839	2,176

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2020 – 24,205,749 issued, 17,495,851 outstanding 2019 – 24,160,424 issued, 17,450,526 outstanding	24,193	24,160
Additional paid-in capital	41,783	38,683
Retained earnings	320,896	368,205
Less: Treasury stock – at cost 2020 – 6,709,898 shares 2019 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	241,282	285,458
Total Liabilities and Stockholders’ Equity	$310,568	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net firearms sales	$145,157	$94,062	$397,335	$301,965
Net castings sales	548	937	2,273	3,402
Total net sales	145,705	94,999	399,608	305,367

Cost of products sold	94,553	75,132	272,362	230,600

Gross profit	51,152	19,867	127,246	74,767

Operating expenses:
Selling	8,432	7,465	23,355	22,861
General and administrative	9,862	6,827	26,844	22,412
Total operating expenses	18,294	14,292	50,199	45,273

Operating income	32,858	5,575	77,047	29,494

Other income:
Interest income	112	611	1,072	1,973
Interest expense	(114)	(90)	(166)	(141)
Other income, net	38	277	451	858
Total other income, net	36	798	1,357	2,690

Income before income taxes	32,894	6,373	78,404	32,184

Income taxes	8,141	1,556	19,719	8,101

Net income and comprehensive income	$24,753	$4,817	$58,685	$24,083

Basic earnings per share	$1.42	$0.28	$3.36	$1.38

Diluted earnings per share	$1.39	$0.27	$3.31	$1.37

Cash dividends per share	$5.42	$0.14	$5.95	$0.71

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 26, 2020	September 28, 2019

Operating Activities
Net income	$58,685	$24,083
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,644	22,458
Stock-based compensation	4,430	4,752
(Gain) loss on sale of assets	(72)	54
Deferred income taxes	3,127	30
Changes in operating assets and liabilities:
Trade receivables	(5,580)	(10,957)
Inventories	14,722	(1,561)
Trade accounts payable and accrued expenses	(1,614)	(8,472)
Contract liability to customers	(8,420)	(3,837)
Employee compensation and benefits	15,299	(7,318)
Product liability	196	(122)
Prepaid expenses, other assets and other liabilities	(19,215)	(6,837)
Income taxes payable	(1,223)	(3,340)
Cash provided by operating activities	81,979	8,933

Investing Activities
Property, plant and equipment additions	(8,044)	(9,150)
Proceeds from sale of assets	178	14
Purchases of short-term investments	(268,451)	(203,342)
Proceeds from maturities of short-term investments	293,962	203,161
Cash provided by (used for) investing activities	17,645	(9,317)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(1,297)	(900)
Repurchase of common stock	—	(1,996)
Dividends paid	(104,097)	(12,399)
Cash used for financing activities	(105,394)	(15,295)

Decrease in cash and cash equivalents	(5,770)	(15,679)

Cash and cash equivalents at beginning of period	35,420	38,492

Cash and cash equivalents at end of period	$29,650	$22,813

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net income	$24,753	$4,817	$58,685	$24,083

Income tax expense	8,141	1,556	19,719	8,101
Depreciation and amortization expense	7,215	7,486	21,644	22,458
Interest income	(112)	(611)	(1,072)	(1,973)
Interest expense	114	90	166	141
EBITDA	$40,111	$13,338	$99,142	$52,810